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                                                                     EXHIBIT 5.1

                            FINN DIXON & HERLING LLP
                                Attorneys at Law
                              ONE LANDMARK SQUARE
                          STAMFORD, CONNECTICUT 06901
                            Telephone (203) 325-5000
                            Facsimile (203) 348-5777

                               December 21, 1999

Blyth Industries, Inc.
100 Field Point Road
Greenwich, Connecticut 06830

Re: Blyth Industries, Inc.--Registration Statement on Form S-8

Ladies and Gentlemen:

    We have acted as counsel to Blyth Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") of the Company, covering interests in the Blyth Industries, Inc. Non-Qualified Deferred Compensation Plan (the "Plan").

    In rendering the opinion set forth herein, we have examined executed copies, telecopies or photocopies of: (i) the Registration Statement and the Plan;
(ii) the Restated Certificate of Incorporation, the Restated By-Laws and minute books of the Company; and (iii) such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate as a basis for the opinion expressed below. In our examination of such documents we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company.

    Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions heretofore and hereinafter set forth, we are of the opinion that the Plan has been duly authorized and, upon the effectiveness of the Plan, as provided for therein, the obligations of the Company under the Plan will constitute valid and binding obligations of the Company.

    We do not express, or purport to express, any opinion with respect to the laws of any jurisdiction other than the laws of the State of Connecticut, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

    We hereby consent to the filing of this letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.

                                        Very truly yours,
                                        /s/ Finn Dixon & Herling LLP